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                                                                    Exhibit 14.1

                                              AS ADOPTED EFFECTIVE MARCH 1, 2004

                               EPIX MEDICAL, INC.

                      CORPORATE CODE OF CONDUCT AND ETHICS

                                    FOREWORD

       This Corporate Code of Conduct and Ethics, referred to as the "Code," is intended to provide our associates, as defined below, with a clear understanding of the principles of business conduct and ethics that are expected of them. The standards set forth in the Code apply to us all. Every associate of the company must acknowledge his or her review of and agreement to comply with the Code as a condition of his or her relationship with the company. The term "associate" means every full and part-time employee of the company and its subsidiaries, all members of the company's senior management, including the company's Chief Executive Officer and Chief Financial Officer, and every member of the company's Board of Directors, even if such member is not employed by the company.

       Many of the standards outlined on the following pages will be familiar, for they reflect the fundamental values of fairness and integrity that are a part of our daily lives. Applying these standards to our business lives is an extension of the values by which we are known as individuals and by which we want to be known as a company. To that end, the company has made the Code publicly available on its website.

       It is our responsibility to conduct ourselves in an ethical business manner and also to ensure that others do the same. If any one of us violates these standards, he or she can expect a disciplinary response, up to and including termination of any employment or other relationship with the company, and possibly other legal action. If any breach of the Code is known to you, you are obligated to report violations to the Corporate Compliance Officer, to any member of the Compliance Committee, or to the third party reporting service that the Company has retained to receive such reports, as described in more detail below. Through establishing a confidential and anonymous option to accept and process such reports, we ensure that the good faith efforts of all of us to comply with the Code are not undermined.

       The ultimate responsibility for maintaining our Code rests with each of us. As individuals of personal integrity, we can do no less than to behave in a way that will continue to bring credit to ourselves and our company.

       While it is impossible for this Code to describe every situation that may arise, the standards explained in this Code are guidelines that should govern our conduct at all times. If you are confronted with situations not covered by this Code, or have questions regarding the matters that are addressed in the Code, you are urged to consult with the Corporate Compliance Officer, a member of the Compliance Committee, or another member of management.

       The provisions of the Code regarding the actions the company will take are guidelines that the company intends to follow. There may be circumstances, however, that in the company's judgment require different measures or actions and in such cases it may act accordingly while still attempting to fulfill the principles underlying this Code.

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                                Table of Contents

                                                                            Page
I.     IMPLEMENTATION OF THE CODE..............................................1
II.    GENERAL REQUIREMENTS....................................................4
III.   CONFLICTS OF INTEREST...................................................5
IV.    PROTECTION AND PROPER USE OF COMPANY ASSETS.............................7
  A.        Proper Use of Company Property.....................................7
  B.        Confidential Information...........................................7
  C.        Accurate Records and Reporting.....................................7
  D.        Document Retention.................................................9
  E.        Corporate Advances.................................................9
V.     FAIR DEALING WITH CUSTOMERS, SUPPLIERS, COMPETITORS, AND
       ASSOCIATES.............................................................10
  A.        Giving Gifts......................................................10
  B.        Receiving Gifts...................................................10
  C.        Unfair Competition................................................10
  D.        Antitrust Concerns................................................11
  E.        Unfair Practices in International Business........................13
VI.    GOVERNMENT RELATIONS...................................................14
  A.        Government Procurement............................................14
  B.        Payments to Officials.............................................14
  C.        Political Contributions...........................................14
VII.   COMPLIANCE WITH LAWS, RULES AND REGULATIONS............................15
  A.        Insider Trading Policy............................................15
  B.        Equal Employment Opportunity......................................15
  C.        Sexual Harassment Policy..........................................16
  D.        Health, Safety & Environment Policies.............................16
  E.        Health Care Regulations...........................................16
VIII.  REPORTING VIOLATIONS UNDER THE CODE: NON-RETALIATION POLICY............18
IX.    QUESTIONS UNDER THE CODE AND WAIVER PROCEDURES.........................19
X.     FREQUENTLY ASKED QUESTIONS AND ANSWERS.................................20

APPENDIX

ASSOCIATE'S AGREEMENT TO COMPLY...............................................23

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                                              AS ADOPTED EFFECTIVE MARCH 1, 2004

I.     IMPLEMENTATION OF THE CODE

       The following questions and answers address the company's implementation of the Code. The company has attempted to design procedures that ensure maximum confidentiality, anonymity, and, most importantly, freedom from the fear of retaliation for complying with and reporting violations under the Code.

Q:     WHO IS RESPONSIBLE FOR ADMINISTERING, UPDATING AND ENFORCING THE CODE?

A:     The company's Board of Directors has appointed a Corporate Compliance
Officer and a Compliance Committee to administer, update and enforce the Code. Ultimately, the Board of Directors of the company must ensure that the Corporate Compliance Officer and the Compliance Committee fulfill their responsibilities.

       The Corporate Compliance Officer has overall responsibility for overseeing the implementation of the Code. Specific responsibilities of the position are to:

       - Develop the Code based on legal requirements, regulations and ethical considerations that are raised in the company's operations;
       - Ensure that the Code is distributed to all associates and that all associates acknowledge the principles of the Code;
       - Work with the company's Audit Committee of the Board of Directors to provide a reporting mechanism so that associates have a confidential and anonymous method of reporting not only suspected violations of the Code but concerns regarding federal securities or antifraud laws, accounting issues, or any federal law relating to fraud against shareholders;
       -     Implement a training program around the Code;
       -     Assess compliance success with the Code;
       - Serve as a point person for reporting violations and asking questions under the Code; and
       - Revise and update the Code as necessary to respond to detected violations and changes in the law.

       As of December 1, 2003, the Corporate Compliance Officer is Brenda Sousa, and the Compliance Committee is comprised of Brenda Sousa, Peyton Marshall, Robert Morgan, Robert Pelletier and Thomas McMurry. The primary responsibilities of the Compliance Committee are to:

       - Assist the Corporate Compliance Officer in developing and updating the Code;
       -     Develop internal procedures to monitor compliance with the Code;
       - Serve as point persons for reporting violations and asking questions under the Code;
       - Set up a mechanism for anonymous reporting of suspected violations of the Code by associates and refer, when appropriate, such reports to the Audit Committee;
       - Conduct internal investigations, with the assistance of counsel, of suspected compliance violations;
       -     Evaluate disciplinary action for associates who violate the Code;

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       -     In the case of more severe violations of the Code, make
             recommendations regarding disciplinary action to the Chief Executive Officer, the Board of Directors or a committee thereof as appropriate; and
       -     Evaluate the effectiveness of the Code and improve the Code.

       The Compliance Committee will provide a summary of all matters considered under the Code to the Board of Directors or a committee thereof at each regular meeting thereof, or sooner if warranted by the severity of the matter. All proceedings and the identity of the person reporting will be kept confidential to the extent required by applicable law.

Q:     HOW CAN I CONTACT THE CORPORATE COMPLIANCE OFFICER AND THE COMPLIANCE
COMMITTEE?

A:     The names and phone numbers of the Corporate Compliance Officer and each member of the Compliance Committee are listed below. Any one of these individuals can assist you in answering questions or reporting violations or suspected violations under the Code.

BRENDA SOUSA, DIRECTOR OF HUMAN RESOURCES                 617-250-6013
Corporate Compliance Officer                              bsousa@epixmed.com

PEYTON MARSHALL, SENIOR VICE PRESIDENT, ADMINISTRATION    617-250-6073
AND FINANCE, CHIEF FINANCIAL OFFICER                      pmarshall@epixmed.com
Compliance Committee Member

ROBERT MORGAN, EXECUTIVE DIRECTOR OF REGULATORY AFFAIRS   617-250-6014
Compliance Committee Member                               rmorgan@epixmed.com

ROBERT PELLETIER, SENIOR DIRECTOR OF FINANCE              617-250-6034
Compliance Committee Member                               bpelletier@epixmed.com

THOMAS MCMURRY, EXECUTIVE DIRECTOR OF DISCOVERY           617-250-6102
CHEMISTRY AND INTELLECTUAL PROPERTY                       tmcmurry@epixmed.com
Compliance Committee Member

Q:     HOW CAN I REPORT ANY CONCERNS THAT I HAVE IN A CONFIDENTIAL AND ANONYMOUS
MANNER?

A:     The Company, as authorized and directed by the Audit Committee, has a retained a third party reporting service that each associate may contact to report any suspected violations of the Code, federal securities or antifraud laws, accounting issues, or any federal law relating to fraud against shareholders. Associates may also report to this service any other concerns an associate may have with respect to the Company's business or operations. ASSOCIATES MAY MAKE SUCH REPORTS ON A COMPLETELY ANONYMOUS AND CONFIDENTIAL BASIS. The third party service, will, in turn, provide reports to the Compliance Officer, the Compliance Committee or the Audit Committee, as appropriate, regarding the confidential reports it receives. The third party service

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provider, ETHICSPOINT (THE "HOTLINE"), may be reached 24 hours a day, 7 days a week at the following toll-free number and internet address:

       ETHICSPOINT TELEPHONE NUMBER: 1-866-850-1434

       ETHICSPOINT INTERNET ADDRESS: www.ethicspoint.com

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II.    GENERAL REQUIREMENTS

       Each associate of the company is expected to be honest, fair, and accountable in all business dealings and obligations, and to ensure:

       - the ethical handling of conflicts of interest between personal and professional relationships;

       - full, fair, accurate, timely and understandable disclosure in the reports required to be filed by the company with the Securities and Exchange Commission and in other public communications made by the company; and

       - compliance with applicable governmental laws, rules and regulations.

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III.   CONFLICTS OF INTEREST

       Associates should avoid any situation that may involve, or even appear to involve, a conflict between their personal interests and the interests of the company. In dealings with current or potential customers, suppliers, contractors, and competitors, each associate should act in the best interests of the company to the exclusion of personal advantage. For purposes of this section, a "significant" amount or interest shall be deemed to be any amount in excess of $5,000. Associates are prohibited from engaging in any of the following activities, which could represent an actual or perceived conflict of interest (in certain cases, as noted below, such activities may be permissible upon prior disclosure to, and approval by, either the Compliance Committee, the Board of Directors, or a committee of the Board):

       - No associate or immediate family member of an associate shall have a significant financial interest in, or obligation to, any outside enterprise which does or seeks to do business with the company or which is an actual or potential competitor of the company, without prior approval of the Compliance Committee, or in the case of executive officers or members of the Board of Directors, the full Board of Directors or a committee thereof. For purposes of this Code of Conduct, "immediate family member" means any member of an associate's family, or anyone else, who shares the same residence as the associate concerned.

       - No associate shall conduct a significant amount of business on the company's behalf with an outside enterprise which does or seeks to do business with the company if an immediate family member of the associate is a principal or officer of such enterprise, or an employee of such enterprise who will play a significant role in the business done or to be done between the company and such enterprise, without prior approval of the Compliance Committee, or in the case of executive officers or members of the Board of Directors, the full Board of Directors or a committee thereof.

       - No executive officer or employee, or an immediate family member of an executive officer or an employee, shall serve as a director, officer or in any other management or consulting capacity of any actual competitor of the company.

       - No director, or an immediate family member of a director, shall serve as a director, officer or in any other management or consulting capacity of any actual competitor of the company, without the prior approval of the full Board of Directors or a committee thereof.

       - No associate shall engage in activities that are directly competitive with those in which the company is engaged.

       - No associate shall divert a business opportunity from the company to such individual's own benefit. If an associate becomes aware of an opportunity to acquire or profit from a business opportunity or investment in which the company

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             is or may become involved or in which the company may have an existing interest, the associate should disclose the relevant facts to the Corporate Compliance Officer or a member of the Compliance Committee. The associate may proceed to take advantage of such opportunity only if the company is unwilling or unable to take advantage of such opportunity as notified in writing by the Compliance Committee.

       - No associate or immediate family member of an associate shall receive any loan or advance from the company, or be the beneficiary of a guarantee by the company of a loan or advance from a third party, except for customary advances or corporate credit in the ordinary course of business or approved by the Compliance Committee. Please see Section IV.E. below, "Corporate Advances", for more information on permitted corporate advances.

       - No former member of the company's external audit team will be hired by the company as a member of the management team or in a financial reporting oversight role except in compliance with the Sarbanes-Oxley Act of 2002.

       In addition, the Audit Committee of the Board of Directors will review and approve, in advance, all related-party transactions, as required by the Securities and Exchange Commission, The Nasdaq Stock Market or any other regulatory body to which the company is subject.

       Each associate should make prompt and full disclosure in writing to the Corporate Compliance Officer or a member of the Compliance Committee of any situation that may involve a conflict of interest. Failure to disclose any actual or perceived conflict of interest is a violation of the Code.

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IV.    PROTECTION AND PROPER USE OF COMPANY ASSETS

       Proper protection and use of company assets and assets entrusted to it by others, including proprietary information, is a fundamental responsibility of each associate of the company. Associates must comply with security programs to safeguard such assets against unauthorized use or removal, as well as against loss by criminal act or breach of trust. The provisions hereof relating to protection of the company's property also apply to property of others entrusted to it (including proprietary and confidential information).

       A. PROPER USE OF COMPANY PROPERTY

       The removal from the company's facilities of the company's property other than for company business is prohibited, unless authorized by the company. This applies to furnishings, equipment, and supplies, as well as property created or obtained by the company for its exclusive use - such as client lists, files, personnel information, reference materials and reports, computer software, data processing programs and data bases. Neither originals nor copies of these materials may be removed from the company's premises or used for purposes other than the company's business without prior written authorization from the Compliance Committee.

       The company's products and services are its property; contributions made by any associate to their development and implementation are the company's property and remain the company's property even if the individual's employment or directorship terminates.

       B. CONFIDENTIAL INFORMATION

       The company provides its associates with confidential information relating to the company and its business with the understanding that such information is to be held in confidence and not communicated to anyone who has not entered into a confidentiality agreement with the company, except as may be required by law. The types of information that each associate must safeguard include (but are not limited to) the company's plans and business strategy, unannounced products and/or contracts, sales data, significant projects, customer and supplier lists, patents, patent applications, trade secrets, manufacturing techniques and sensitive financial information, whether in electronic or conventional format. These are costly, valuable resources developed for the exclusive benefit of the company. No associate shall disclose the company's confidential information to an unauthorized third party or use the company's confidential information for his or her own personal benefit.

       C. ACCURATE RECORDS AND REPORTING

       Under law, the company is required to keep books, records and accounts that accurately and fairly reflect all transactions, dispositions of assets and other events that are the subject of specific regulatory record keeping requirements, including generally accepted accounting principles and other applicable rules, regulations and criteria for preparing financial statements and for preparing periodic reports filed with the Securities and Exchange Commission. All company reports, accounting records, sales reports, expense accounts, invoices, purchase orders, and other documents must accurately and clearly represent the relevant facts and the true nature

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of transactions. Reports and other documents should state all material facts of a transaction and not omit any information that would be relevant in interpreting such report or document. Under no circumstance may there be any unrecorded liability or fund of the company, regardless of the purposes for which the liability or fund may have been intended, or any improper or inaccurate entry knowingly made on the books or records of the company. No payment on behalf of the company may be approved or made with the intention, understanding or awareness that any part of the payment is to be used for any purpose other than that described by the documentation supporting the payment. In addition, intentional accounting misclassifications (e.g., expense versus capital) and improper acceleration or deferral of expenses or revenues are unacceptable reporting practices that are expressly prohibited.

       The company has developed and maintains a system of internal controls to provide reasonable assurance that transactions are executed in accordance with management's authorization, are properly recorded and posted, and are in compliance with regulatory requirements. The system of internal controls within the company includes written policies and procedures, budgetary controls, supervisory review and monitoring, and various other checks and balances, and safeguards, such as password protection to access certain computer systems.

       The company has also developed and maintains a set of disclosure controls and procedures to ensure that all of the information required to be disclosed by the company in the reports that it files or submits under the Securities Exchange Act is recorded, processed, summarized and reported within the time periods specified by the Securities and Exchange Commission's rules and forms.

       Associates are expected to be familiar with, and to adhere strictly to, these internal controls and disclosure controls and procedures.

       Responsibility for compliance with these internal controls and disclosure controls and procedures rests not solely with the company's accounting personnel, but with all associates involved in approving transactions, supplying documentation for transactions, and recording, processing, summarizing and reporting of transactions and other information required by periodic reports filed with the Securities and Exchange Commission. BECAUSE THE INTEGRITY OF THE COMPANY'S EXTERNAL REPORTS TO SHAREHOLDERS AND THE SECURITIES AND EXCHANGE COMMISSION DEPENDS ON THE INTEGRITY OF THE COMPANY'S INTERNAL REPORTS AND RECORD-KEEPING, ALL ASSOCIATES MUST ADHERE TO THE HIGHEST STANDARDS OF CARE WITH RESPECT TO OUR INTERNAL RECORDS AND REPORTING. THE COMPANY IS COMMITTED TO FULL, FAIR, ACCURATE, TIMELY, AND UNDERSTANDABLE DISCLOSURE IN THE PERIODIC REPORTS REQUIRED TO BE FILED BY IT WITH THE SECURITIES AND EXCHANGE COMMISSION, AND IT EXPECTS EACH ASSOCIATE TO WORK DILIGENTLY TOWARDS THAT GOAL.

       Any associate who believes the company's books and records are not in accord with these requirements should immediately report the matter to the Corporate Compliance Officer, a member of the Compliance Committee or the third party reporting service. The company has adopted explicit non-retaliation policies with respect to these matters, as described in Section VIII below.

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       D. DOCUMENT RETENTION

       Numerous federal and state statutes require the proper retention of many categories of records and documents that are commonly maintained by companies. In consideration of those legal requirements and the company's business needs, all associates must maintain records in accordance with the company's Document Retention Policy.

       In addition, any record, in paper or electronic format, relevant to a threatened, anticipated or actual internal or external inquiry, investigation, matter or lawsuit may not be discarded, concealed, falsified, altered, or otherwise made unavailable, once an associate has become aware of the existence of such threatened, anticipated or actual internal or external inquiry, investigation, matter or lawsuit.

       When in doubt regarding retention of any record, an associate must not discard or alter the record in question and should seek guidance from the Corporate Compliance Officer or a member of the Compliance Committee. Associates should also direct all questions regarding our Document Retention Policy and related procedures to the Corporate Compliance Officer or a member of the Compliance Committee.

       E. CORPORATE ADVANCES

       Under law, the company may not loan money to associates except in limited circumstances. No loans shall be made to executive officers or directors of the company except in accordance with the provisions of the Sarbanes-Oxley Act of 2002. It shall be a violation of the Code for any associate to advance company funds to any other associate or to himself or herself except for usual and customary business advances for legitimate corporate purposes which are approved by a supervisor or pursuant to a corporate credit card for usual and customary, legitimate business purposes. It is the company's policy that any advance to an associate over $5,000 be approved in advance by the Compliance Committee.

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V.     FAIR DEALING WITH CUSTOMERS, SUPPLIERS, COMPETITORS, AND ASSOCIATES

       The company does not seek to gain any advantage through the improper use of favors or other inducements. Good judgment and moderation must be exercised to avoid misinterpretation and adverse effect on the reputation of the company or its associates. Offering, giving, soliciting or receiving any form of bribe to or from an employee of a customer or supplier to influence that employee's conduct is strictly prohibited.

       A. GIVING GIFTS

       Cash or cash-equivalent gifts should not be given by an associate to any person or enterprise. However, gifts, favors and entertainment may be given to non-governmental employees if what is given:

       -     is consistent with customary business practice;
       - is not excessive in value and cannot be construed as a bribe or pay-off;
       -     is not in violation of applicable law or ethical standards; and
       - will not embarrass the company or the associate if publicly disclosed.

       See also subsection E below for considerations relating to gifts to foreign officials and Section VI. B below for considerations relating to gifts to government employees.

       B. RECEIVING GIFTS

       Gifts, favors, entertainment or other inducements may not be accepted by associates or members of their immediate families from any person or organization that does or seeks to do business with, or is a competitor of, the company, except as common courtesies usually associated with customary business practices. If the gift costs more than approximately $500, the Compliance Committee must approve its acceptance.

       An especially strict standard applies when suppliers are involved. If a gift unduly influences or makes an associate feel obligated to "pay back" the other party with business, receipt of the gift is unacceptable.

       It is never acceptable to accept a gift in cash or cash equivalent.

       C. UNFAIR COMPETITION

       Although the free enterprise system is based upon competition, rules have been imposed stating what can and what cannot be done in a competitive environment. The following practices can lead to liability for "unfair competition" and should be avoided. They are violations of the Code.

          DISPARAGEMENT OF COMPETITORS. It is not illegal to point out weaknesses in a competitor's service, product or operation; however, associates may not knowingly spread false

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rumors about competitors or knowingly make misrepresentations about their businesses. For example, an associate may not pass on anecdotal or unverified stories about a competitor's products or services as the absolute truth (e.g., the statement that "our competitors' diagnostic testing procedures have poor quality control").

          DISRUPTING A COMPETITOR'S BUSINESS. This includes bribing a competitor's employees, posing as prospective customers or using deceptive practices such as enticing away employees in order to obtain secrets or destroy a competitor's organization. For example, it is not a valid form of "market research" to visit a competitor's place of business posing as a customer.

          MISREPRESENTATIONS OF PRICE AND PRODUCT. Lies or misrepresentations about the nature, quality or character of the company's services and products are both illegal and contrary to company policy. An associate may only describe our services and products based on their documented specifications, not based on anecdote or his or her belief that our specifications are too conservative.

       D. ANTITRUST CONCERNS

       Federal and state antitrust laws are intended to preserve the free enterprise system by ensuring that competition is the primary regulator of the economy. Every corporate decision that involves customers, competitors, and business planning with respect to output, sales and pricing raises antitrust issues. Compliance with the antitrust laws is in the public interest, in the interest of the business community at large, and in our company's interest.

       Failing to recognize antitrust risk is costly. Antitrust litigation can be very expensive and time-consuming. Moreover, violations of the antitrust laws can, among other things, subject you and the company to the imposition of injunctions, treble damages, and heavy fines. Criminal penalties may also be imposed, and individual employees can receive heavy fines or even be imprisoned. For this reason, antitrust compliance should be taken seriously at all levels within the company.

       A primary focus of antitrust laws is on dealings between competitors. In all interactions with actual or potential competitors all associates must follow these rules:

       - Never agree with a competitor or a group of competitors to charge the same prices or to use the same pricing methods, to allocate services, customers, private or governmental payor contracts or territories among yourselves, to boycott or refuse to do business with a provider, vendor, payor or any other third party, or to refrain from the sale or marketing of, or limit the supply of, particular products or services.

       - Never discuss past, present, or future prices, pricing policies, bundling, discounts or allowances, royalties, terms or conditions of sale, costs, choice of customers, territorial markets, production quotas, allocation of customers or territories, or bidding on a job with a competitor.

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       -     Be careful of your conduct. An "agreement" that violates the antitrust laws may be not only a written or oral agreement, but also a "gentlemen's agreement" or a tacit understanding. Such an "agreement" need not be in writing. It can be inferred from conduct, discussions or communications of any sort with a representative of a competitor.

       - Make every output-related decision (pricing, volume, etc.) independently, in light of costs and market conditions and competitive prices.

       - Carefully monitor trade association activity. These forums frequently create an opportunity for competitors to engage in antitrust violations.

       Another focus of antitrust law is how a company deals with customers, suppliers, contractors and other third parties. The following practices could raise issues, and associates should always consult with the Corporate Compliance Officer or the Compliance Committee before doing any of the following:

       -     Refuse to sell to any customers or prospective customer;

       - Enter into any new distribution or supply agreement which differs in any respect from those previously approved, without approval of the Compliance Committee;

       - Condition a sale on the customer's purchasing another product or service, or on not purchasing the product of a competitor;

       - Agree with a customer on a minimum or maximum resale price of our products;

       - Impose restrictions on the geographic area to which our customers may legally resell our products;

       - Require a supplier to purchase products from the company as a condition of purchasing products from that supplier;

       - Enter into an exclusive dealing arrangement with a supplier or customer; or

       - Offer different prices, terms, services or allowances to different customers who compete or whose customers compete in the distribution of commodities.

       If our company has a dominant or potentially dominant position with respect to a particular product or market, especially rigorous standards of conduct must be followed. In these circumstances, all associates should:

       - Consult with the Corporate Compliance Officer or the Compliance Committee before selling at unreasonably low prices or engaging in any bundling practices; and

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       -     Keep the Corporate Compliance Officer or the Compliance Committee
             fully informed of competitive strategies and conditions in any areas where the company may have a significant market position.

       Finally, always immediately inform the Corporate Compliance Officer or the Compliance Committee if local, state or federal law enforcement officials request information from the company concerning its operations.

       E. UNFAIR PRACTICES IN INTERNATIONAL BUSINESS

       Under the Foreign Corrupt Practices Act ("FCPA"), associates of the company are prohibited from making certain gifts to foreign officials. "Foreign officials" include not only persons acting in an official capacity on behalf of a foreign government, agency, department or instrumentality, but also representatives of international organizations, foreign political parties and candidates for foreign public office. The gift is "corrupt" under the FCPA if it is made for the purpose of:

       - Influencing any act or decision of a foreign official in his official capacity;

       - Inducing a foreign official to do or omit to do any act in violation of his lawful duty;

       - Inducing a foreign official to use his position to affect any decision of the government; or

       -     Inducing a foreign official to secure any "improper advantage."

       A gift is still "corrupt" even when paid through an intermediary. Any associate who has any questions whatsoever as to whether a particular gift might be "corrupt" under the FCPA, please contact the Corporate Compliance Officer or any member of the Compliance Committee.

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VI.    GOVERNMENT RELATIONS

       Associates must adhere to the highest standards of ethical conduct in all relationships with government employees and must not improperly attempt to influence the actions of any public official.

       A. GOVERNMENT PROCUREMENT

       The U.S. Government and many state and local governments have adopted comprehensive laws and regulations governing their purchases of products from private contractors. These laws and regulations are intended to assure that governmental entities receive pricing, terms, and conditions equivalent to those granted to the company's most favored commercial customers and that there is full and open competition in contracting.

       When selling products or services to government procurement agencies, the company is accountable for complying with all applicable procurement laws, regulations, and requirements. Certifications to, and contracts with, government agencies are to be signed by a company associate authorized by the Board of Directors to sign such documents, based upon knowledge that all requirements have been fully satisfied.

       B. PAYMENTS TO OFFICIALS

       Payments or gifts shall not be made directly or indirectly to any government official or associate if the gift or payment is illegal under the laws of the country having jurisdiction over the transaction, or if it is for the purpose of influencing or inducing the recipient to do, or omit to do, any act in violation of his or her lawful duty. Under no circumstances should gifts be given to employees of the United States Government.

       C. POLITICAL CONTRIBUTIONS

       Company funds, property or services may not be contributed to any political party or committee, or to any candidate for or holder of any office of any government. This policy does not preclude, where lawful, company expenditures to engage in lobbying activities, to support or oppose public referendum or separate ballot issues, or, where lawful and when reviewed and approved in advance by the Compliance Committee, the formation and operation of a political action committee.

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VII.   COMPLIANCE WITH LAWS, RULES AND REGULATIONS

       A. INSIDER TRADING POLICY

       The company expressly forbids any associate from trading on material non-public information or communicating material non-public information to others in violation of the law. This conduct is frequently referred to as "insider trading." This policy applies to every associate of the company and extends to activities both within and outside their duties to the company, including trading for a personal account.

       The concept of who is an "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purpose. A temporary insider can include, among others, a company's investment advisors, agents, attorneys, accountants and lending institutions, as well as the employees of such organizations. An associate may also become a temporary insider of ANOTHER COMPANY with which our company has a contractual relationship, to which it has made a loan, to which it provides advice or for which it performs other services.

       Trading on inside information is not a basis for liability unless the information is material. This is information that a reasonable investor would consider important in making his or her investment decisions, or information that is likely to have a significant effect on the price of a company's securities.

       Information is non-public until it has been effectively communicated to the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information found in a report filed with the Securities and Exchange Commission or appearing in a national newspaper would be considered public.

       EACH ASSOCIATE SHOULD BE FAMILIAR WITH AND ABIDE BY THE COMPANY'S INSIDER TRADING POLICY. A COPY OF THIS POLICY IS GIVEN TO ALL NEW ASSOCIATES OF THE COMPANY AND IS AVAILABLE FROM THE COMPANY'S WEBSITE, THE HUMAN RESOURCES DEPARTMENT OR THE CORPORATE COMPLIANCE OFFICER.

       B. EQUAL EMPLOYMENT OPPORTUNITY

       The company makes employment-related decisions without regard to a person's race, color, religious creed, age, sex, sexual orientation, marital status, national origin, ancestry, present or past history of mental disorder, mental retardation, learning disability or physical disability, including, but not limited to, blindness and genetic predisposition, or any other factor unrelated to a person's ability to perform the person's job. "Employment decisions" generally mean decisions relating to hiring, recruiting, training, promotions and compensation, but the term may encompass other employment actions as well.

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       The company encourages its associates to bring any problem, complaint or concern regarding any alleged employment discrimination to the attention of the Corporate Compliance Officer. Associates who have concerns regarding conduct they believe is discriminatory should also feel free to make any such reports to the Corporate Compliance Officer, a member of the Compliance Committee, or the Hotline.

       C. SEXUAL HARASSMENT POLICY

       The company is committed to maintaining a collegial work environment in which all individuals are treated with respect and dignity and which is free of sexual harassment. In keeping with this commitment, the company will not tolerate sexual harassment of associates by anyone, including any supervisor, co-worker, vendor, client or customer, whether in the workplace, at assignments outside the workplace, at company-sponsored social functions or elsewhere.

       EACH ASSOCIATE SHOULD BE FAMILIAR WITH AND ABIDE BY THE COMPANY'S SEXUAL HARASSMENT POLICY. A COPY OF THIS POLICY IS GIVEN TO ALL ASSOCIATES OF THE COMPANY AND IS AVAILABLE FROM THE COMPANY'S WEBSITE, THE HUMAN RESOURCES DEPARTMENT OR THE CORPORATE COMPLIANCE OFFICER.

       D. HEALTH, SAFETY & ENVIRONMENT POLICIES

       Health, safety, and environmental responsibilities are fundamental to the company's values. The company has departmental policies in place to address these responsibilities. Associates have the responsibility to report first hand knowledge of any violations of such company policies to the departmental officer with oversight of the implementation of such policies.

       It is the company's policy to comply with all provisions of the health, safety, and environmental laws of the United States and of other countries where the company does business. The penalties that can be imposed against the company and its associates for failure to comply with such health, safety, and environmental laws can be substantial, and include termination from employment, imprisonment and fines.

       E. HEALTH CARE REGULATIONS

       As a health care provider, the company is heavily regulated under federal and state laws. The company is committed to full compliance with federal and state laws, including laws prohibiting fraud and abuse such as the Federal Anti-Kickback Statute and false claims laws.

       The Federal Anti-Kickback Statute prohibits the knowing and willful payment of remuneration to a physician, hospital or other source by a provider of healthcare products or services with the intent to induce the physician, hospital or other source to refer patients to the provider and/or to influence others in making such referrals. There are certain "safe harbor" exceptions to this statute; however, their application is very complicated. A violation of the Federal Anti-Kickback Statute can result in severe penalties, including criminal conviction, fines and exclusion from Medicare and Medicaid programs.

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       Federal and state laws also contain numerous provisions prohibiting the submitting of claims that are false or fraudulent. Claims that (i) provide misleading or incomplete information to customers regarding health care products or services, (ii) fail to include proper documentation or show a failure to obtain proper diagnosis information and (iii) bill for services not rendered, coded improperly or otherwise not rendered in the manner required, have resulted in penalties to providers under false claims statues. A violation of a false claims statute can result in severe consequences including criminal conviction.

       As the application of federal and state anti-kickback and false claims laws is very complicated and nuanced, it is imperative that an associate with questions about the application of these laws contact the Corporate Compliance Officer or a member of the Compliance Committee for guidance in advance of taking any action.

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VIII.  REPORTING VIOLATIONS UNDER THE CODE: NON-RETALIATION POLICY

       A.    OBLIGATION TO MAKE REPORTS; PROCEDURE

       Any associate of the company having any first hand information or knowledge regarding the existence of any violation or suspected violation of the Code has a duty to report the violation or suspected violation to the Hotline, the Corporate Compliance Officer, or any other member of the Compliance Committee. Failure to report first hand knowledge of suspected or actual violations is itself a violation of the Code and may subject the associate to disciplinary action, up to and including termination of employment or legal action. Reports may be made on a completely confidential and anonymous basis. To the extent any investigation is initiated as a result of a report, the company will endeavor to keep the proceedings and the identity of the reporting associate confidential to the fullest extent required by applicable law.

       B.    ANTI-RETALIATION PLEDGE

       Any associate who, in good faith, (i) reports a suspected violation under the Code by the company, or its agents acting on behalf of the company, to the Hotline, the Corporate Compliance Officer or any other member of the Compliance Committee, or, (ii) reasonably believing the suspected violation constitutes a violation of a federal statute by the company, reports such suspected violation to a federal regulatory or law enforcement agency, may not be reprimanded, discharged, demoted, suspended, threatened, harassed or in any manner discriminated against in the terms and conditions of the associate's employment for, or because of, the reporting of the suspected violation, regardless of whether the suspected violation involves the associate, the associate's supervisor or senior management of the company. This provision, however, does not affect the company's right to respond to the underlying violation itself by taking any and all disciplinary action against those associates who have violated the Code, or who have made knowingly false reports about a violation or suspected violation of the Code.

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IX.    QUESTIONS UNDER THE CODE AND WAIVER PROCEDURES

       Associates are encouraged to consult with the Corporate Compliance Officer and Compliance Committee about any uncertainty or questions they may have under the Code.

       If any situation should arise where a course of action would likely result in a violation of the Code but for which the associate thinks that a valid reason for the course of action exists, the associate should contact the Corporate Compliance Officer or a member of the Compliance Committee to obtain a waiver PRIOR TO THE TIME THE ACTION IS TAKEN. NO WAIVERS WILL BE GRANTED AFTER THE FACT FOR ACTIONS ALREADY TAKEN. Except as noted below, the Compliance Committee will review all the facts surrounding the proposed course of action and will determine whether a waiver from any policy in the Code should be granted.

       WAIVER PROCEDURES FOR EXECUTIVE OFFICERS AND DIRECTORS. Waiver requests by an executive officer or member of the Board of Directors shall be referred by the Compliance Committee, with its recommendation, to the Board of Directors or a committee thereof for consideration. If either (i) a majority of the independent directors on the Board of Directors, or (ii) a committee comprised solely of independent directors agrees that the waiver should be granted, it will be granted. The company will disclose the nature and reasons for the waiver on a Form 8-K to be filed with the Securities and Exchange Commission within five days. If the Board denies the request for a waiver, the waiver will not be granted and the executive officer or member of the Board of Directors as the case may be, may not pursue the intended course of action.

       IT IS THE COMPANY'S POLICY ONLY TO GRANT WAIVERS FROM THE CODE IN LIMITED AND COMPELLING CIRCUMSTANCES.

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X.     FREQUENTLY ASKED QUESTIONS AND ANSWERS

       The following questions and answers address each associate's obligation to comply with the Code. The company has attempted to design procedures that ensure maximum confidentiality and, most importantly, freedom from the fear of retaliation for complying with and reporting violations under the Code.

       Q:    DO I HAVE A DUTY TO REPORT VIOLATIONS UNDER THE CODE?

       A:    Yes, participation in the Code and its compliance program is mandatory. You must immediately report first hand knowledge of any suspected or actual violation of the Code to the Hotline, the Corporate Compliance Officer or a member of the Compliance Committee. The Company will keep reports confidential to the fullest extent required by applicable law. Failure to report suspected or actual violations is itself a violation of the Code and may subject you to disciplinary action, up to and including termination of employment or legal action.

       Q:    I'M AFRAID OF BEING FIRED FOR RAISING QUESTIONS OR REPORTING
VIOLATIONS UNDER THE CODE. WILL I BE RISKING MY JOB IF I DO?

       A:    The Code contains a clear non-retaliation policy, meaning that if you, in good faith, report a violation of the Code by the company, or its agents acting on behalf of the company, to the Hotline, the Corporate Compliance Officer or another member of the Compliance Committee, or, if you report the suspected violation to a federal regulatory or law enforcement agency because you reasonably believe the suspected violation constitutes a violation of a federal statute by the company, the company will undertake to protect you from being reprimanded, discharged, demoted, suspended, threatened, harassed or in any manner discriminated against in the terms and conditions of your employment for reporting the suspected violation, regardless of whether the suspected violation involves you, your supervisor or senior management of the company. This provision, does not, however, affect the company's right to respond to the underlying violation itself by taking any and all disciplinary action against those associates who have violated the Code or who have made knowingly false reports about a violation or suspected violation of the Code.

       Note that you are entitled to make the report on a confidential and anonymous basis. To the extent an investigation must be initiated, the Company will keep confidential any report you make to the Corporate Compliance Officer or another member of the Compliance Committee to the extent required by applicable law.

       Q:    HOW ARE SUSPECTED VIOLATIONS INVESTIGATED UNDER THE CODE?

       A:    When a suspected violation is reported to the Hotline, the
Corporate Compliance Officer or a member of the Compliance Committee will gather information about the allegation by interviewing the associate reporting the suspected violation, the associate who is accused of the violation and/or any co-workers or associates of the accused associates to determine if a factual basis for the allegation exists. The reporting associate's immediate supervisor will not be involved in the investigation if the reported violation involved that supervisor. The company will

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keep the identity of the reporting associate confidential to the fullest extent required by applicable law.

       If the report is not substantiated, the reporting associate will be informed and at that time will be asked for any additional information not previously communicated. If there is no additional information, the Corporate Compliance Officer will close the matter as unsubstantiated.

       If the allegation is substantiated, the Compliance Committee will make a judgment as to the degree of severity of the violation and the appropriate disciplinary response. In more severe cases, the Compliance Committee will make a recommendation to the Chief Executive Officer or the Board of Directors of the company, as appropriate, for its approval. The Board's decision as to disciplinary and corrective action presented for its approval will be final. In the case of less severe violations, the Corporate Compliance Officer may refer the violation to the Human Resources Department for appropriate disciplinary action.

       The Compliance Committee shall provide a summary of all matters considered under the Code to the Board of Directors or a committee thereof at each regular meeting thereof, or sooner if warranted by the severity of the matter.

       Q:    DO I HAVE TO PARTICIPATE IN ANY INVESTIGATION UNDER THE CODE?

       A:    Your full cooperation with any pending investigation under the Code is a condition of your continued relationship with the company. The refusal to cooperate fully with any investigation is a violation of the Code and grounds for discipline, up to and including termination.

       Q:    WHAT ARE THE CONSEQUENCES OF VIOLATING THE CODE?

       A:    As explained above, associates who violate the Code may be subject to discipline, up to and including termination of employment. Associates who violate the Code may simultaneously violate federal, state, local or foreign laws, regulations or policies. Such associates may be subject to prosecution, imprisonment and fines, and may be required to make reimbursement to the company, the government or any other person for losses resulting from the violation. They may be subject to punitive or treble damages depending on the severity of the violation and applicable law.

       Q:    WHAT IF I HAVE QUESTIONS UNDER THE CODE OR WANT TO OBTAIN A WAIVER
UNDER ANY PROVISION OF THE CODE?

       A:    The Corporate Compliance Officer and any member of the Compliance
Committee can help answer questions you may have under the Code. Particularly difficult questions will be answered with input from the Compliance Committee as a whole. In addition, Section IX of the Code provides information on how you may obtain a waiver from the Code; waivers will be granted only in very limited circumstances. You should never pursue a course of action that is

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unclear under the Code without first consulting the Corporate Compliance Officer or the Compliance Committee, and if necessary, obtaining a waiver from the Code.

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                                    APPENDIX

                         ASSOCIATE'S AGREEMENT TO COMPLY

       I have read the EPIX MEDICAL, INC. Corporate Code of Conduct and Ethics (the "Code"). I have obtained an interpretation of any provision about which I had a question. I agree to abide by the provisions of the Code.

       In addition, I understand that I am required to report any first hand knowledge of a suspected or actual violation of the Code, and that I may make such reports on a fully anonymous basis through the mechanisms described in this Code. I understand that I am required to cooperate fully with the company in connection with the investigation of any suspected violation. I understand that my failure to comply with the Code or its procedures may result in disciplinary action, up to and including termination.

By:                                                        Date:
     ---------------------------------------------              -------------
     Name (Please print):
                         -------------------------
     Department/Location:
                         -------------------------

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